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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 2


              WORLDCOM, INC. (F/K/A LDDS COMMUNICATIONS, INC.)
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 98155K 20 1
                              -----------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 98155K 20 1                   13G



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 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Bernard J. Ebbers/###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     6,875,029
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   430,974
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     6,875,029
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     430,974
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      7,306,003
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      3.77%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 5 pages

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Item 1(a)        Name of Issuer:

                          WorldCom, Inc. (f/k/a LDDS Communications, Inc.)

Item 1(b)        Address of Issuer's Principal Executive Offices:

                          515 East Amite Street
                          Jackson, MS  39201-2702

Item 2(a)        Name of Person Filing:

                          Bernard J. Ebbers

Item 2(b)        Address of Principal Business Offices or, if none, Residence:

                          515 East Amite Street
                          Jackson, MS  39201-2702

Item 2(c)        Citizenship

                          United States

Item 2(d)        Title of Class of Securities:

                          Common Stock, par value $.01 per share

Item 2(e)        CUSIP Number:

                          98155K 20 1

Item 3.          Not Applicable

Item 4.          Ownership.

         (a) Amount Beneficially Owned:

                  7,306,003 (including 537,848 shares purchasable upon the exercise of options)

         (b) Percent of Class:

                  3.77%

         (c) Number of shares as to which such person has:

             (i)       Sole power to vote or to direct the vote

                          6,875,029 (including 537,848 shares purchasable upon the exercise of options)





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             (ii)      Shared power to vote or to direct the vote

                         430,974

             (iii)     Sole power to dispose or to direct the disposition of

                         6,875,029 (including 537,848 shares purchasable upon the exercise of options)

             (iv)      Shared power to dispose or to direct the disposition of

                         430,974

Item 5.  Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact that
             as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

             NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

             NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

             NOT APPLICABLE

Item 10.     Certification.

             NOT APPLICABLE





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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 13, 1996



                                         /s/ Bernard J. Ebbers
                                         --------------------------------------
                                         Bernard J. Ebbers, President and Chief
                                         Executive Officer, WorldCom, Inc.





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